Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Akari Therapeutics, Plc. on Form S-4 of our report of Peak Bio, Inc. dated August 5, 2024, which includes an explanatory paragraph expressing substantial doubt about the ability of Peak Bio, Inc. to continue as a going concern, with respect to our audits of the consolidated financial statements of Peak Bio, Inc. as of December 31, 2023 and 2022 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 13, 2024